                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                              --------------------


                                   FORM 8-K/A
                                 CURRENT REPORT

                                 AMENDMENT NO. 1


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)          November 24, 1998
                                                ---------------------------

                       LEVEL ONE COMMUNICATIONS, INCORPORATED
-------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


         Delaware                    0-22068                    33-0128224
-------------------------------------------------------------------------------
(State or other jurisdiction       (Commission                (IRS Employer
     of incorporation)             File Number)             Identification No.)



      9750 Goethe Road, Sacramento, CA                            95827
-------------------------------------------------------------------------------
     (Address of principal executive offices)                   (Zip Code)



Registrant's telephone number, including area code:       (916) 855-5000
                                                   ----------------------------


                                 NOT APPLICABLE
-------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

         This Amendment No. 1 to the Registrant's Current Report on Form 8-K dated December 9, 1998 (the "Report") is being filed in connection with the completion of the Registrant's acquisition of Jato Technologies, Inc., a Delaware corporation ("Jato"), by way of a merger of Thunderhill Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Registrant, with and into Jato (the "Merger") with Jato being the surviving corporation in the Merger, pursuant to the terms and conditions set forth in the Agreement and Plan of Reorganization, dated as of November 9, 1998, and previously filed as
Exhibit 2.1 to the Report. The purpose of this Amendment to the Report is to add new Item 5 to provide for certain supplementary financial information.



ITEM 5.  OTHER EVENTS.

The following supplemental consolidated financial statements of Level One Communications, Incorporated (the "Company") reflecting the pooled operations of Level One Communications, Incorporated and subsidiaries and Jato Technologies, Incorporated, which was acquired by Level One Communications, Inc. on November 24, 1998, are filed as part of this report:

         1. Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal years ended December 28, 1997 and December 29, 1996 to reflect the registrant's acquisition of Jato.
         2.   Report of Independent Public Accountants.
         3. Supplemental Consolidated Balance Sheets as of December 28, 1997 and December 29, 1996.
         4. Supplemental Consolidated Statements of Income for the fiscal years ended December 28, 1997, December 29, 1996 and
              December 30, 1995.
         5. Supplemental Consolidated Statements of Shareholders' Equity for the fiscal years as of December 28, 1997, December 29, 1996 and December 30, 1995.
         6. Supplemental Consolidated Statements of Cash Flows for the fiscal years ended December 28, 1997, December 29, 1996 and December 30, 1995.
         7.   Supplemental Unaudited Consolidated Balance Sheets as of March 29,
              1998, June 28, 1998, September 27, 1998 and December 28, 1997
         8.   Supplemental Unaudited Consolidated Statements of Income for each of the three months ended March 29, 1998, June 28, 1998, September 27, 1998, March 30, 1997, June 29, 1997, and September 28, 1997
              and the nine months ended September 27, 1998 and September 28, 1997.
         9. Supplemental Unaudited Consolidated Statements of Cash Flows for the three months ended March 29, 1998 and March 30, 1997, six months ended June 28, 1998 and June 29, 1997, and the nine months ended September 27, 1998 and September 28, 1997.
         10. Management's' Discussion and Analysis of Financial Condition and Results of Operations.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS



OVERVIEW

On November 24, 1998 the Company merged with Jato Technologies, Inc. in a transaction accounted for as a pooling-of-interests. The management discussion and analysis below reflects the pooled entity.

Since its inception, the Company has designed, developed and marketed application specific standard product ("ASSP") integrated circuits and custom derivatives for the telecom and networking markets. Volume shipments of its initial ASSPs began in 1989. Since that time, the Company has experienced significant increases in sales as its mixed-signal integrated circuits have gained market acceptance. The Company's annual revenue compound growth rate has been 101% since 1990. The Company first achieved profitable operations in the quarter ended March 28, 1992.

The Company derives revenues principally from product sales. In addition, the Company has received non-recurring engineering and licensing revenue from strategic partners and customers in connection with product development projects. As a result of those and other transactions, the Company receives royalties and license fees.

The Company's cost of sales includes the costs of wafer fabrication and assembly performed by third party vendors, and costs associated with the procurement, scheduling, testing and quality assurance functions performed by the Company. Research and development expenses associated with non-recurring engineering contracts are expensed as incurred, while the related revenue is recognized only as contract milestones are completed.

This report contains forward-looking statements that involve risks and uncertainties. The statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements.

RESULTS OF OPERATIONS

REVENUES: Revenues for 1997 increased to $156.5 million from $112.0 million in 1996 and $78.0 million in 1995. The continued growth in revenues is due to the successful introduction of new products and increased sales of existing products to customers in the Company's two target market segments - telecom and networking. In 1997 and 1995, no single customer accounted for more than 10% of revenues. In 1996, sales to Hewlett-Packard were 11.2% of total sales.

Export sales, primarily consisting of sales to Canada, Europe, and Asia, were 35% of revenues in 1997, 39% in 1996 and 33% in 1995. All sales were in U.S. dollars, thereby eliminating any foreign currency impact on revenues and net income. The dollar increase in international sales is attributable to increased sales to foreign manufacturing facilities and subcontractors of domestic customers and the Company's increased international marketing and sales efforts.


ROYALTIES, LICENSES AND NON-RECURRING ENGINEERING REVENUE: The Company has entered into development agreements with certain customers relating to customer-specific applications, as well as license agreements with certain semiconductor manufacturers. Revenue is not recognized for non-recurring engineering ("NRE") contracts until contract milestones are met, although expenditures associated with the contract are expensed as incurred. During 1997, the Company had $56,000 in revenues from NRE contracts versus $398,000 in 1996 and $289,000 in 1995. In 1997, the Company received royalties of $987,000. In 1996 and 1995, royalties were $197,000 and $312,000, respectively.

The Company believes future revenue growth will depend on the success and timing of new products along with continued sales growth of existing products. New products are generally incorporated into a customer's product or system at the design stage. However, design wins may precede volume sales by six months or more. No assurance can be given that any design win will result in future revenues.


GROSS MARGIN: The following table sets forth the Company's product sales and product gross margin:


          (DOLLARS IN THOUSANDS)
                                             1997          1996          1995
                                             ----          ----          ----
          Product Sales                    $155,457      $111,392       $77,417
          Cost of product sales              65,583        48,477        33,300
                                           --------      --------       -------
          Gross margin                     $ 89,874      $ 62,915       $44,117
                                           --------      --------       -------
                                           --------      --------       -------

          Gross product margin %              57.8%         56.5%         57.0%

Product gross margin is affected by several factors, including average selling prices, the mix between older and newer products, test equipment utilization, manufacturing yields, timing of cost reductions and the mix between direct and distributor sales. Margins on domestic and international sales are similar. Beginning in 1996, certain engineering costs associated with product cost reduction efforts were more appropriately allocated to cost of product sales rather than research and development. This caused margins to decline by approximately 2.0 percentage points in 1996, while reducing research and development expense a similar amount. There was no net impact on operating profit.


RESEARCH AND DEVELOPMENT: Research and development ("R&D") expenses were $37.8 million in 1997, $26.9 million in 1996 and $18.0 million in 1995. As a percent of revenues, R&D expenses were 24.1%, 24.0%, and 23.0% in 1997, 1996 and 1995, respectively. In 1996, R&D expense included a one-time charge for purchased research and development of $2.5 million related to the acquisition of Silicon Design Experts, Inc. In 1995, R&D expense included a one-time charge for purchased research and development of $750,000 associated with the acquisition of San Francisco Telecom, Inc. Excluding one time charges, R&D expense as percent of revenues was 21.8% and 22.1% for 1996 and 1995, respectively. As previously stated in the gross margin section, in 1996 the Company began accounting for engineering costs associated with product cost reduction efforts in cost of product sales, rather than R&D.


SALES AND MARKETING: Sales and marketing expenses were $26.5 million in 1997, $17.2 million in 1996 and $11.4 million in 1995. As a percent of revenue, sales and marketing expenses were 17.0%, 15.3% and 14.6% in 1997, 1996 and 1995, respectively. The increases in sales and marketing expenses are largely due to increased sales, sales support and application engineering headcount and associated expense increases. The Company has also increased its international sales offices and support staff.


GENERAL AND ADMINISTRATIVE: General and administrative expenses increased to $12.5 million in 1997 from $7.5 million in 1996 and $5.8 million in 1995. As a percentage of revenue, expenses were 8.0% in 1997, compared to 6.7% in 1996 and 7.5% in 1995. The expense increases in dollars are primarily attributable to additional headcount and associated expenses due to the Company's growth.


NET INTEREST AND OTHER INCOME: The Company earns interest on its cash and investments and incurs interest expense on its convertible subordinated notes and on lease obligations used to finance certain capital equipment. Net interest and other income for 1997, 1996 and 1995 was $1.9 million, $2.3 million and $2.1 million, respectively. In 1996, other income included a one-time gain of $675,000 from the sale of a portion of the Company's investment in Maker Communications.

PROVISION FOR INCOME TAXES: The Company's effective income tax rate was 59.1% for 1997. In 1996 and 1995, the effective rate was 44.9% and 12.5%, respectively. For a reconciliation of the Company's effective tax rate to the statutory federal tax rate, see Note 7 of Notes to Supplemental Financial Statements.


LIQUIDITY AND CAPITAL RESOURCES

During the years ended 1997, 1996 and 1995, the Company financed its operations primarily through cash flows from operations and existing cash and investment balances. During the third quarter of 1997 the Company raised $115 million (less discounts, commissions and expenses of approximately $3.5 million) from a private placement to qualified investors of subordinated convertible notes due 2004 with a 4% coupon. Working capital as of December 28, 1997, was $158.7 million.

The Company's principal sources of liquidity as of December 28, 1997, consisted of $140.3 million in cash and short-term investments and $10.0 million available under the Company's line of credit. As of December 28, 1997, the Company had no outstanding balance under this line of credit. During 1997 the Company obtained $5.9 million from the issuance of notes to a bank and certain shareholders.

During 1997, the Company generated $15.1 million of cash from its operating activities as compared to $21.6 million in 1996 and $7.4 million in 1995. In 1997, trade accounts receivable increased by $12.5 million due to increased sales levels. Inventories increased by $16.7 million to $26.7 million at the end of 1997. Days of inventory on hand were 148 days at the end of 1997 and 75 days at the end of 1996. Current liabilities increased $32.5 million from year end 1996 to 1997.

During 1997, 1996, and 1995, total expenditures for capital equipment were $19.4 million, $10.3 million, and $10.2 million, respectively. The expenditures in each year were primarily for equipment to be used for designing and testing products. Additionally, expenditures for equipment financed by capital leases were $0.7 million in 1996 and $4.8 million in 1995.

The Company's current wafer requirements are supplied primarily by six foundries. During 1995, the Company entered into five-year agreements with three of its suppliers for committed foundry capacity in consideration of equipment financing or cash deposits. At December 28, 1997, the Company had provided an aggregate of $20.6 million in capital equipment financing and/or cash deposits to these foundries to obtain committed foundry capacity. During the first quarter of 1998, the Company paid an aggregate $1.3 million in additional deposits per its agreements. There are no additional deposits due under the Company's existing foundry agreements. During the first quarter of 1999, the Company received $15.0 million in deposit refunds as part of the wafer capacity agreements.

The Company expects to finance its 1998 capital equipment requirements using a combination of cash and equipment leasing. The Company believes that its existing cash resources, combined with cash generated from operations, equipment lease management, and its line of credit will be sufficient to meet the Company's cash requirements through the end of 1998. However, the Company may from time to time seek additional equity or debt financing as a result of the capital intensive nature of the semiconductor industry.

YEAR 2000 COMPLIANCE

We are currently in the process of determining whether there are any critical areas in our business that are not Year 2000 compliant. We have begun a comprehensive project to prepare our computer systems for the Year 2000. We presently estimate that the total cost of addressing our Year 2000 problems will be approximately $100,000, of which approximately 5% has been expended to date. This cost estimate was derived utilizing numerous assumptions, including the assumption that we have already identified our most significant Year 2000 problems and that the assessment, remediation and contingency plans of our third party suppliers will be fulfilled in a timely manner without significant additional cost to us. We believe that there is a remote possibility of an adverse impact on our business due to problems with our internal systems or products. Our products have no date specific functions or date dependencies and will operate according to published specifications through the Year 2000 and dates into the 21st century. As part of our Year 2000 assessment, we are contacting key suppliers of products and services to determine whether such suppliers' operations, products and services are Year 2000 capable and/or to monitor their progress toward Year 2000 compliance. If our suppliers are not Year 2000 compliant, we could experience manufacturing interruptions or shutdowns, decreased yields, quality inconsistencies, delayed or inaccurate product testing, delivery delays, or service interruptions. It is possible that one or more of these problems could have a material adverse effect on our business, financial condition, or results of operations. There is also a risk because we have not yet fully developed Year 2000 contingency plans to address any failure of our Year 2000 assessment to identify and remediate significant Year 2000 risks to our business operations. Development of contingency plans is in progress and will continue during calendar year 1999. Such plans could include accelerating replacement of affected equipment or software, using back-up equipment and software, developing temporary manual procedures to compensate for system deficiencies, and identifying Year 2000 capable suppliers and service providers. There can be no assurance that any such contingency plans would adequately address the Year 2000 problem. The failure to develop a successful contingency plan could result in significant delays and inefficiency in our business which could have a material adverse effect on our business, financial condition and results of operations.

SUBSEQUENT EVENTS

On December 30, 1998, the Company amended its Certificate of Incorporation to be reincorporated in the state of Delaware.

On November 28, 1995, the Company initiated a patent infringement suit against Seeq Technologies, Inc. in United States District Court for the Northern District of California. The suit relates to two Level One patents, No. 5,267,269 and No. 5,249,183, and to certain Seeq products used in Ethernet system products. The suit was settled on September 25, 1998. The terms of the settlement are confidential.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Level One communications, Incorporated:

We have audited the consolidated balance sheets of LEVEL ONE COMMUNICATIONS, INCORPORATED (a Delaware corporation) and subsidiaries as of December 28, 1997 and December 29, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 28, 1997 and have issued our unqualified report thereon dated March 13, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We have also made similar audits of the accompanying supplemental consolidated balance sheets of Level One Communications, Incorporated and subsidiaries as of December 28, 1997 and December 29, 1996, and the related supplemental consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 28, 1997. The supplemental consolidated statements give retroactive effect to the mergers with Acclaim Communications, Incorporated on July 6, 1998, and Jato Technologies, Incorporated, on November 24, 1998, which have been accounted for as poolings-of-interests as described in Note 1. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Level One Communications, Incorporated and subsidiaries as of December 28, 1997 and December 29, 1996, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 28, 1997, after giving retroactive effect to the mergers with Acclaim Communications, Incorporated and Jato Technologies, Incorporated as described in Note 1, in conformity with generally accepted accounting principles.

/s/  Arthur Andersen LLP

Sacramento, California
February 2, 1999

                     LEVEL ONE COMMUNICATIONS, INCORPORATED
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                  As of December 28, 1997 and December 29, 1996


(IN THOUSANDS)
                                                                1997            1996
                                                            ------------    ------------
ASSETS
  Current Assets:
    Cash and cash equivalents                                $  27,694        $  23,301
    Short-term investments                                     112,560           10,211
    Trade accounts receivable, net of allowance
      for doubtful accounts of $343 and $156 for 1997
      and 1996, respectively                                    30,191           17,671
    Other receivables                                            2,473              608
    Inventories                                                 26,699            9,990
    Other current assets                                         7,108            4,927
                                                            -----------     ------------

          Total current assets                                 206,725           66,708

   Property and equipment, net                                  34,050           24,140
    Long-term investments                                       21,559           12,440
    Foundry deposits                                            14,000            8,000
    Other assets                                                 7,428            4,444
                                                            -----------      -----------

          Total assets                                        $283,762        $ 115,732
                                                            -----------      -----------
                                                            -----------      -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities:
    Notes payable                                             $  5,949        $       -
    Current portion of capital lease obligations                 1,211            1,129
    Accounts payable                                            22,890            5,194
    Accrued payroll costs                                        4,719            2,210
    Deferred revenue                                             5,171            3,039
    Other accrued liabilities                                    8,046            3,958
                                                            -----------      -----------

          Total current liabilities                             47,986           15,530

    Convertible subordinated notes                             115,000                -
    Capital lease obligations, less current portion              2,175            3,217
    Deferred lease expense                                         300              612
                                                            -----------      -----------

          Total liabilities                                    165,461           19,359

  Shareholders' Equity:
    Common Stock, no par value                                 102,898           87,529
          Authorized - 236,250 shares
          Outstanding - 36,153 and 32,492 shares for
           1997 and 1996, respectively
    Unrealized gain on investments                                  18               12
    Retained earnings                                           15,385            8,832
                                                            -----------       ----------

          Total shareholders' equity                           118,301           96,373
                                                            -----------       ----------

  Total liabilities and shareholders' equity                 $ 283,762        $ 115,732
                                                            -----------       ----------
                                                            -----------       ----------


        The accompanying notes are an integral part of these supplemental consolidated financial statements.

                     LEVEL ONE COMMUNICATIONS, INCORPORATED
                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                    For Fiscal Year Ended December 28, 1997,
                    December 29, 1996 and December 30, 1995


(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                           1997                 1996               1995
                                                                      ---------------     ---------------     ---------------
Revenues                                                                $    156,500        $    111,987        $     78,018
Cost  of revenues                                                             65,583              48,477              33,300
                                                                      ---------------     ---------------     ---------------

          Gross margin                                                        90,917              63,510              44,718

Research and development *                                                    37,757              26,923              17,963
Sales and marketing                                                           26,532              17,154              11,414
General and administrative                                                    12,507               7,487               5,839
                                                                      ---------------     ---------------     ---------------

          Total operating expenses                                            76,796              51,564              35,216

Operating income                                                              14,121              11,946               9,502

Interest income                                                                4,037               1,884               2,115
Interest expense                                                              (2,359)               (352)               (157)
Other income                                                                     204                 729                 113
                                                                      ---------------     ---------------     ---------------

Income before provision for income taxes                                      16,003              14,207              11,573

Provision for income taxes                                                     9,450               6,374               1,442
                                                                      ---------------     ---------------     ---------------
Net income                                                              $      6,553        $      7,833        $     10,131
                                                                      ---------------     ---------------     ---------------
                                                                      ---------------     ---------------     ---------------

Basic earnings per share                                                $       0.19        $       0.25        $       0.35
                                                                      ---------------     ---------------     ---------------
                                                                      ---------------     ---------------     ---------------

Diluted earnings per share                                              $       0.18        $       0.24        $       0.33
                                                                      ---------------     ---------------     ---------------
                                                                      ---------------     ---------------     ---------------

* Includes one time charges for acquisitions of $2,500 and $750 for 1996 and 1995, respectively


        The accompanying notes are an integral part of these supplemental consolidated financial statements.

                     LEVEL ONE COMMUNICATIONS, INCORPORATED
           SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 For the Fiscal Years Ended December 28, 1997,
                   December 29, 1996, and December 30, 1995


(IN THOUSANDS)
                                                   Common Stock                                       Retained
                                               ---------------------     Deferred      Unrealized     Earnings
                                                 Shares     Amount      Compensation    Gain (Loss)  (Deficit)      Total
                                               ---------- ----------  ------------------------------------------ -----------
Balance at December 31, 1994                    $ 28,083   $ 72,442     $         (1)    $       -    $  (9,132)   $  63,309

Shares issued in Acclaim business combination      2,227        720                -             -            -         720

Issuance of common stock under stock option
     and purchase plans                              492        431                -             -            -         431

Issuance of common stock upon exercise of
warrants                                               9         19                -             -            -          19

Tax benefit of stock option exercises                  -      2,418                -             -            -       2,418

Stock issued in connection with acquisitions         305      2,462                -             -            -       2,462

Unrealized gain on available-for-sale
     investments, net of tax                           -          -                -            67            -          67

Amortization of deferred compensation expense          -          -                1             -            -           1

Net income                                             -          -                -             -       10,131      10,131
                                               ---------------------  ---------------  ------------  ----------- -----------

Balance at December 30, 1995                      31,116     78,492                -            67          999      79,558

Shares issued in Acclaim business combination        537      3,380                -             -            -       3,380

Shares issued in Jato business combination           216        200                -             -            -         200

Issuance of common stock under stock option
     and purchase plans                              423      1,242                -             -            -       1,242

Issuance of common stock upon exercise of
warrants                                               5         10                -             -            -          10

Tax benefit of stock option exercises                  -      1,205                -             -            -       1,205

Stock issued in connection with acquisitions         195      3,000                -             -            -       3,000

Unrealized loss on available-for-sale
     investments, net of tax                           -          -                -           (55)           -         (55)

Net income                                             -          -                -             -        7,833       7,833
                                               ---------- ----------  ---------------  ------------  ----------- -----------

Balance at December 29, 1996                      32,492     87,529                -            12        8,832      96,373

Shares issued in Acclaim business combination         11        597                -             -            -         597

Shares issued in Jato business combination         2,322      6,105                -             -            -       6,105

Issuance of common stock under stock option
     and purchase plans                              894      3,538                -             -            -       3,538

Issuance of common stock upon exercise of
warrants                                             434          -                -             -            -           -

Tax benefit of stock option exercises                  -      5,129                -             -            -       5,129

Unrealized gain on available-for-sale
     investments, net of tax                           -          -                -             6            -           6

Net income                                             -          -                -             -        6,553       6,553
                                               ---------- ----------  ---------------  ------------  ----------- -----------

Balance at December 28, 1997                    $ 36,153   $102,898     $          -    $       18    $  15,385   $ 118,301
                                               ---------- ----------  ---------------  ------------  ----------- -----------
                                               ---------- ----------  ---------------  ------------  ----------- -----------


        The accompanying notes are an integral part of these supplemental consolidated financial statements.

                     LEVEL ONE COMMUNICATIONS, INCORPORATED
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
          For Fiscal Years Ended December 28, 1997, December 29, 1996
                             and December 30, 1995

(IN THOUSANDS)                                                          1997            1996            1995
                                                                     ------------    ------------    ------------
Cash flows from operating activities:
     Net income                                                       $    6,553      $    7,833      $   10,131
     Adjustments to reconcile net income to net cash
        provided by operating activities:
         Depreciation and amortization                                    10,592           7,560           5,222
         Purchased research & development expenses                             -           2,500             750
     Changes in assets and liabilities, net of effect of
     acquisition:
         Trade receivables                                               (12,520)         (3,259)         (8,832)
         Other receivables                                                (1,865)            370            (189)
         Inventories                                                     (16,709)          5,782          (9,268)
         Deferred income tax benefit                                      (1,546)          1,785            (977)
         Other current assets                                               (695)            236          (1,184)
         Accounts payable and accrued liabilities                         29,422          (3,296)         11,604
         Deferred revenues                                                 2,132           2,175               -
         Deferred lease expense                                             (312)           (133)             97
                                                                     ------------    ------------    ------------
     Net cash provided by operating activities                            15,052          21,553           7,354
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------
Cash flows from investing activities:
     Purchase of short-term investments                                 (155,195)       (12,754)          (8,042)
     Proceeds from sales and maturities of short-term investments         52,852         10,711           31,027
     Purchase of long-term investments                                   (42,900)       (11,780)          (3,681)
     Proceeds from sales and maturities of long-term investments          33,781          4,035            2,200
     Purchase of property and equipment                                  (19,372)       (10,281)         (10,166)
     Payments (receipts) for related party notes receivable                               1,225           (1,225)
     Payments for foundry deposits and other assets                       (6,007)        (6,151)          (4,081)
                                                                     ------------    ------------    ------------
              Net cash (used in) provided by investing activities       (136,841)       (24,995)           6,032
                                                                     ------------    ------------    ------------
Cash flows from financing activities:
     Net principal payments under capital lease obligations                 (960)          (527)            (569)
     Proceeds from issuance of convertible subordinated notes,
        net of acquisition costs                                         111,539
     Proceeds from issuance of notes                                       5,949
     Proceeds from issuance of stock, net of
        repurchases and costs of issuance                                  9,654          4,766              427
                                                                     ------------    ------------    ------------
              Net cash provided by (used in) financing activities        126,182          4,239            (142)
                                                                     ------------    ------------    ------------
Net increase in cash and cash equivalents                                  4,393            797           13,244
Cash and cash equivalents at beginning of year                            23,301         22,504            9,260
                                                                     ------------    ------------    ------------
Cash and cash equivalents at end of year                              $   27,694      $  23,301      $    22,504
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------

Supplementary disclosure of cash and noncash transactions
     Non-cash investing and financing activities:
         Issuance of common stock in exchange for marketable
         securities                                                   $        -      $      750      $        -
         Issuance of warrants                                                586               -               -
         Equipment purchased under capital leases                              -             749           4,770
         Tax benefit related to stock options                              5,129           1,205           2,418
         Unrealized gain (loss) on available-for-sale securities,
         net of tax                                                            6            (55)              67
         Cash payments for:
              Interest                                                       616             351             142
              Income taxes                                                 3,861           2,564           1,268


        The accompanying notes are an integral part of these supplemental consolidated financial statements.

                     LEVEL ONE COMMUNICATIONS, INCORPORATED



             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

Level One Communications, Incorporated (the "Company") was incorporated in California on November 26, 1985.

The Company designs, develops and markets application specific standard product ("ASSP") integrated circuits and custom derivatives for high-speed digital signal transmission and networking connectivity to systems that transport information within an office or around the world. Such systems connect to local area networks ("LANs"), wide area networks ("WANs") and public telephone transmission networks. LANs, WANs, and telephone transmission networks make possible such activities as the use of intra-enterprise networking ("intranets") and the use of the Internet and World Wide Web.

On July 6, 1998, the Company completed a business combination with Acclaim Communications, Inc. ("Acclaim") which is a provider of Fast Ethernet and Gigabit Ethernet switches and integrated Multi-Service access products. The combination was a stock for stock merger that was accounted for as a "pooling-of-interests." In connection with the merger, the Company issued 3,961,374 shares of common stock, and assumed 780,278 stock options and 256,485 warrants in exchange for all the outstanding stock, options and warrants of Acclaim.

On November 24, 1998, the Company completed a business combination with Jato Technologies, Inc. ("Jato") which is a silicon provider of high performance, multi-speed Gigabit Ethernet controller technology. The combination was a stock for stock merger that was accounted for as a "pooling-of-interests." In connection with the merger, the Company issued 2,551,152 shares of common stock, and assumed 486,088 stock options in exchange for all the outstanding stock and options of Jato.

The accompanying supplemental consolidated financial statements have been restated to include the accounts of Acclaim and Jato as if the companies had combined at the beginning of the first period presented.

There were no significant transactions between the Company and Acclaim nor between the Company and Jato prior to the combination and no adjustments were necessary to conform either Acclaim's or Jato's accounting policies. The results of operations for the separate companies and the combined amounts presented in the supplemental consolidated statements of income are as follows:


(IN THOUSANDS)
                                 1997             1996             1995
                             --------------  ---------------  ---------------
Revenue
  The Company                 $  156,262      $  111,987       $    78,018
  Acclaim                            238              -                 -
  Jato                                -               -                 -
                             --------------  ---------------  ---------------
                              $  156,500      $  111,987       $    78,018
                             --------------  ---------------  ---------------
                             --------------  ---------------  ---------------

Net Income (Loss)
  The Company                 $    19,191     $    11,213      $    10,258
  Acclaim                          (9,518)         (3,160)            (127)
  Jato                             (3,120)           (220)
                             --------------  ---------------  ---------------
                              $     6,553     $     7,833      $    10,131
                             --------------  ---------------  ---------------
                             --------------  ---------------  ---------------



NOTE 2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION. The Company prepares financial statements on a 52-53 week year. During the 3rd Quarter of Fiscal 1996, the Company changed its fiscal year end from the last Saturday nearest to the calendar year end to the last Sunday nearest the calendar year end.

The supplemental consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

All share and per share numbers in this Report have been restated to reflect the effect of stock splits described in Note 7. Additionally, in connection with the stock splits, proportional adjustments were made to the outstanding stock options, warrants and other outstanding obligations of the Company to the shares of common stock.


CASH AND CASH EQUIVALENTS. For purposes of the supplemental consolidated balance sheets and statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of cash deposited with financial institutions and securities investment companies.

INVESTMENTS. The Company accounts for investments pursuant to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 requires that investments be classified into one of three categories: held-to-maturity, available-for-sale, or trading. It requires that investments classified as held-to-maturity be reported at amortized cost, that investments classified as available-for-sale be reported at fair value with unrealized gains and losses, net of related tax, reported as a separate component of shareholders' equity, and that investments classified as trading be reported at fair value with unrealized gains and losses included in earnings. As of December 28, 1997 and December 29, 1996, all of the Company's investments are classified as available-for-sale and are carried at fair value. As of December 28, 1997, and December 29, 1996, the Company's shareholders' equity reflected an unrealized gain, net of applicable taxes, of $18,000 and $12,000, respectively.

The amortized cost and market values of the Company's available-for-sale investments as of December 28, 1997 and December 29, 1996, were as follows:


December 28, 1997
(IN THOUSANDS)                                  Amortized Cost      Gross Unrealized     Gross Unrealized    Market Value
                                                                          Gains               Losses
                                              ------------------------------------------------------------------------------
Municipal bonds                                 $        11,528      $           24       $            -      $       11,552
Corporate debt and equity securities                    122,561                  36                   30             122,567
                                              ------------------   -----------------    -----------------   -----------------

                                                $       134,089      $           60       $           30      $      134,119
                                              ------------------   -----------------    -----------------   -----------------
                                              ------------------   -----------------    -----------------   -----------------


December 29, 1996
(IN THOUSANDS)                                  Amortized Cost      Gross Unrealized     Gross Unrealized    Market Value
                                                                          Gains               Losses
                                              ------------------------------------------------------------------------------
Municipal bonds                                 $        20,531      $           29       $            3      $       20,557
Corporate debt and equity securities                      2,100                   -                    6               2,094
                                              ------------------   -----------------    -----------------   -----------------

                                                $        22,631      $           29       $            9      $       22,651
                                              ------------------   -----------------    -----------------   -----------------
                                              ------------------   -----------------    -----------------   -----------------


The amortized cost and market values of the Company's available-for-sale investments, by maturity, at December 28, 1997, were as follows:

                                                     December 28, 1997
                                             ----------------------------------
(IN THOUSANDS)                                Amortized Cost    Market Value
Due in one year or less                        $     112,536     $     112,560
Due after one year through five years                 21,553            21,559
                                             ----------------  ----------------
                                               $     134,089     $     134,119
                                             ----------------  ----------------
                                             ----------------  ----------------


Proceeds from the sale of available-for-sale investments during fiscal 1997 and 1996 were $86.6 million and $14.7 million, respectively. The cost basis used in determining realized gains and losses is specific identification. During 1997, gross gains of $20,000 with no losses were realized, and gross gains of $1,000 and gross losses of $32,000 were realized in 1996.


FINANCIAL INSTRUMENTS. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments: For cash and cash equivalents, accounts receivable, trade accounts payable, notes payable and convertible subordinated notes, the carrying value is a reasonable estimate of fair value. For investments, fair values are based on quoted market prices or dealer quotes.

INVENTORIES. Inventories are stated at the lower of cost (first in, first out method) or market and include materials, labor and manufacturing overhead costs. Inventories as of December 28, 1997 and December 29, 1996 consisted of:


(IN THOUSANDS)
                                      1997                     1996
                               --------------------     --------------------
Raw materials                    $           9,133        $              32
Work-in-process                             13,412                    7,948
Finished goods                               4,154                    2,010
                               --------------------     --------------------
     Total inventories           $          26,699        $           9,990
                               --------------------     --------------------
                               --------------------     --------------------


PROPERTY AND EQUIPMENT. Property and equipment are recorded at cost. Depreciation is provided on a straight-line basis over the following estimated useful lives:

          Machinery and equipment              3-5  years
          Furniture and fixtures               3-5  years
          Leasehold improvements              3-10  years


Property and equipment, net, is comprised of the following:


(IN THOUSANDS)
                                           1997                 1996
                                     -----------------    ------------------
Machinery and equipment                $       37,370       $        25,667
Furniture and fixtures                         19,807                12,061
Leasehold improvements                          3,407                 3,485
                                     -----------------    ------------------
                                               60,584                41,213
Less-Accumulated depreciation                 (26,534)              (17,073)
                                     -----------------    ------------------
                                       $       34,050       $        24,140
                                     -----------------    ------------------
                                     -----------------    ------------------





PATENT COSTS. Patent costs include direct costs of obtaining the patents. Upon patent approval, patent costs are amortized over the estimated useful life of the patent using the straight-line method.


REVENUE RECOGNITION. Product sales are generally recognized upon shipment of product. However, the Company defers recognition of revenues and gross margin from sales to stocking distributors until such distributors resell the related products to their customers. The Company has deferred recognition of gross margin amounting to $5,171,000, $3,039,000, and $1,300,000 as of December 28,
1997, December 29, 1996, and December 30, 1995, respectively. During 1997 and 1995 no single customer accounted for more than 10% of revenues. In 1996, sales to Hewlett-Packard were 11.2% of total sales.

Export sales as a percentage of revenues were 35%, 39%, and 33% for 1997, 1996, and 1995, respectively.

The Company from time to time enters into development, license and royalty agreements with certain customers related to customer-specific applications. Related costs are expensed as incurred and are included in research and development expenses, while revenue for non-recurring engineering contracts is deferred until contract milestones are met. Royalty income is recognized in the period that the income is earned. During 1997, 1996, and 1995, the Company recognized revenues of $1,043,000, $595,000, and $601,000, respectively, in accordance with the contract milestones in the Company's agreements.

In 1996, the Company entered into a four year development and license agreement with a company to develop certain technologies and receive license, development and royalty fees through the term of the agreement. As of December 31, 1997, the Company has received payments totaling $2,675,000 under this development and license agreement. The agreement called for certain performance milestones which have not been met as of December 28, 1997. Disputes among the parties have arisen as to who is responsible for not meeting the required milestones. Development on this project has ceased. The agreement includes certain provisions which could require refunding of all proceeds received to date. The parties are negotiating a settlement of these matters. No revenue was recognized under this agreement until such time as the dispute is resolved. This matter was settled on September 9, 1998 with a payment of $750,000 by the Company and a mutual release.


Revenues are comprised of the following:


(IN THOUSANDS)
                                                 1997             1996             1995
                                             --------------   --------------  ---------------
Product sales                                  $   155,457      $   111,392     $     77,417
Royalties, licenses and non-recurring
   engineering revenue                               1,043              595              601
                                             --------------   --------------  ---------------
    Total revenues                             $   156,500      $   111,987     $     78,018
                                             --------------   --------------  ---------------
                                             --------------   --------------  ---------------




INCOME TAXES. The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement provides for a liability approach under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable.


STOCK BASED COMPENSATION. As of December 31, 1995, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 defines a fair-value-based method of accounting for stock-based compensation. As permitted by SFAS 123, the Company has not changed its method of accounting for stock options but has provided the additional required disclosures. The Company recognized no compensation expense related to stock options in 1997.

EARNINGS PER SHARE. In February 1997, the Financial Accounting Standards Board (the "FASB") issued SFAS 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share ("EPS"). It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The statement is effective for financial statements issued for periods ending after December 15, 1997, and requires restatement for all periods presented.


FINANCIAL STATEMENT PRESENTATION. Certain prior year amounts in the supplemental consolidated financial statements have been reclassified to conform to the fiscal 1997 presentation.


NOTE 3.  SHORT-TERM BORROWINGS

The Company has a $10 million revolving line of credit with a bank. The Company compensates the bank for credit facilities by paying annual administrative fees. The balance of the Company's short-term borrowings against this line as of December 28, 1997, and December 29, 1996, was zero.

Notes Payable consist of:

(IN THOUSANDS)
Note payable to bank with interest at prime plus 1% (9.5% at
December 31, 1997) due July 31, 1998. This note is personally guaranteed by the Chairman of the Board of Directors of Acclaim. In
connection with this guarantee, 100,000 warrants to purchase
Series C preferred stock at $3.00 per share were issued. These warrants were converted into Company common stock in the business
combination.                                                                    $    2,000

Notes payable primarily to common and preferred shareholders with interest at 7%, due on demand, and unsecured. In connection with these loans, 231,150 warrants to purchase Series C preferred stock at $3.00 per share were issued. These warrants were converted
into Company common stock in the business combination.                               3,949
                                                                              -------------

Total                                                                           $    5,949
                                                                              -------------
                                                                              -------------


NOTE 4.  LONG-TERM DEBT

The Company sold $115 million of 4% convertible subordinated notes during 1997. The notes will mature on September 1, 2004. Unless previously redeemed or repurchased, the notes are convertible, at any time, through the close of business on the final maturity date of the notes, into common stock of the Company, at a conversion price of $26.67 per share. Interest on the notes is payable semi-annually, commencing March 1, 1998. Total interest accrued on the convertible subordinated notes at December 28, 1997 was approximately $1,550,000.

After September 2000, the notes are redeemable at the option of the Company, in whole or in part. The notes may be redeemed for either cash or common stock at a repurchase price of 105% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to the repurchase date.

The notes are unsecured obligations of the Company and are subordinated to all existing and future senior indebtedness of the Company. The indenture contains no limitations on the incurrence of additional indebtedness or other liabilities by the Company.


NOTE 5.  LEASES

The Company conducts its operations using leased facilities and equipment under both capital and operating leases. Minimum future lease payments as of December 28, 1997, are as follows:


(IN THOUSANDS)
                                               Capital Leases       Operating Leases
                                             -------------------    ------------------
Year Ending
    1998                                       $          1,425       $        13,682
    1999                                                  1,252                14,294
    2000                                                    974                12,209
    2001                                                     74                 9,049
    2002                                                      -                 7,212
     Thereafter                                               -                29,852
                                             -------------------    ------------------

                                               $          3,725       $        86,298
                                                                    ------------------
                                                                    ------------------

Less-Interest portion (7.38% to 12%)                       (339)
                                             -------------------
Capital lease obligations                                 3,386
Less-Current portion                                     (1,211)
                                             -------------------

   Long-term portion                           $          2,175
                                             -------------------
                                             -------------------


Rent expense for operating leases was approximately $9.4 million, $7.5 million, and $3.5 million for the years ended December 28, 1997, December 29, 1996, and December 30, 1995, respectively.

NOTE 6.  INCOME TAXES

The provision for income taxes consists of:


(IN THOUSANDS)
                                                        1997            1996             1995
                                                   ---------------  --------------   --------------
Current taxes:
  State                                              $      1,098     $       282      $     1,333
  Federal                                                   9,606           4,307            2,579
Deferred taxes:
  State                                                       242             696             (675)
  Federal                                                  (1,496)          1,089           (1,795)
                                                   ---------------  --------------   --------------
     Total tax provision                             $      9,450     $     6,374      $     1,442
                                                   ---------------  --------------   --------------
                                                   ---------------  --------------   --------------


The tax benefits associated with non-qualified stock options reduced taxes currently payable by $5,129,000, $1,205,000, and $2,418,000 in 1997, 1996, and
1995, respectively. Such benefits were recorded as an increase to common stock.

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities. They are measured by applying the enacted tax rates and laws in effect for the years in which such differences are expected to reverse.

The significant components of the Company's deferred tax assets and liabilities as of December 28, 1997, and December 29, 1996, are as follows:


(IN THOUSANDS)
                                                        1997            1996
                                                   ---------------  --------------
Deferred tax assets:
  Inventory reserves                                 $      1,893     $       397
  Deferred income                                           1,822           1,244
  Accounts receivable reserve                                 134              93
  Deferred lease expense                                      151             265
  Inventory Unicap adjustment                                 796             345
  Accrued vacation                                            484             273
  AMT credit carryforwards                                    365             365
  R&D credit carryforwards                                    964             537
  Net operating loss carryforwards                          4,777              96
  Other                                                        (4)            346
                                                   ---------------  --------------
     Total deferred tax asset                              11,382           3,961

Deferred tax liabilities:
  Accelerated depreciation                                  (356)           (362)
  Unrealized loss on Section 475 securities                 (681)              -
  Valuation allowance                                     (6,283)         (1,095)
                                                   ---------------  --------------
Net deferred income tax                              $     4,062    $      2,504
                                                   ---------------  --------------
                                                   ---------------  --------------

The reconciliation of the federal statutory tax rate to the effective tax rate is as follows:

                                                        1997            1996             1995
                                                   ---------------  --------------   --------------
Statutory federal tax rate                                  35.0%           34.0%            34.0%
Valuation allowance                                          32.5            7.7            (20.5)
Foreign taxes & foreign sales corporation                    (4.5)          (5.9)            (3.0)
State taxes                                                   4.8            3.3              5.7
Non-deductible acquisition costs                              1.0            6.8              2.2
Research and development credits                             (6.3)          (0.5)                -
Tax exempt interest                                          (3.4)          (0.5)            (5.9)
                                                   ---------------  --------------   --------------
Effective income tax rate                                    59.1%          44.9%            12.5%
                                                   ---------------  --------------   --------------
                                                   ---------------  --------------   --------------


NOTE 7.  SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE

In July 1997, the Board of Directors authorized a 3 for 2 stock split, which was effective on August 26, 1997. The stock split was declared on July 7, 1997, to shareholders of record on August 5, 1997. All common stock amounts and per share amounts have been retroactively adjusted to reflect the stock split.

On February 23, 1998, the Board of Directors authorized a 3 for 2 stock split effective on March 30, 1998 to shareholders of record on March 9, 1998. All common stock amounts and per share amounts have been adjusted retroactively to reflect the stock split.

The Company adopted Statement on Financial Accounting Standards No. 128, "Earnings per Share," effective December 15, 1997. As a result, the Company's earnings per share for all prior periods have been restated. The following table reconciles the numerator and denominator of the basic and diluted earnings per share computations.

                                                                                              Per Share
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                    Income            Shares           Amount
                                                        ----------------  ---------------  ----------------
YEAR ENDING:
Net income:
    1997                                                  $       6,553
    1996                                                  $       7,833
    1995                                                  $      10,131

BASIC EPS: income available to common shareholders
    1997                                                  $       6,553           34,203     $        0.19
    1996                                                  $       7,833           31,557     $        0.25
    1995                                                  $      10,131           29,159     $        0.35

Effect of dilutive options and warrants
    1997                                                                           2,281
    1996                                                                           1,573
    1995                                                                           1,314

DILUTED EPS: income available to common
  stockholders plus assumed conversions
    1997                                                  $       6,553           36,484     $        0.18
    1996                                                  $       7,833           33,130     $        0.24
    1995                                                  $      10,131           30,473     $        0.33


No conversion is assumed for the convertible subordinated notes issued in 1997 because it would have an anti-dilutive effect on earnings per share. Options to purchase approximately 178,428, 348,672 and 300,485 shares of common stock in 1997, 1996 and 1995, respectively, were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares, making the shares anti-dilutive.


NOTE 8.  STOCK OPTION AND PURCHASE PLANS AND EMPLOYEE BENEFIT PLAN

STOCK-BASED COMPENSATION PLANS. The Company has five stock option plans: the 1985 Stock Option Plan (the "1985 Plan"), the 1993 Stock Option Plan (the "1993 Plan"), the San Francisco Telecom Stock Option Plan (the "SFT Plan"), the Acclaim Communications 1996 Stock Incentive Plan (the "ACCL Plan"), the Jato Technologies 1997 Stock Plan (the "Jato Plan") and an employee stock purchase plan (the "ESPP"). No further options may be granted under the 1985 Plan, the SFT Plan, the ACCL Plan, or the Jato Plan and 484,024 options previously granted under these plans remain outstanding. The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans.

Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net income and net income per common share would have been reduced to the following pro forma amounts:


(IN THOUSANDS, EXCEPT SHARE DATA)
                                            1997          1996        1995
Net Income
    As reported                        $   6,553     $   7,833   $  10,131
    Pro-forma                          $   2,550     $   5,917   $   9,422

Earnings per share, as reported
    Basic                              $    0.19     $    0.25   $    0.35
    Diluted                            $    0.18     $    0.24   $    0.33

Pro-forma earnings per share
    Basic                              $    0.07     $    0.19   $    0.32
    Diluted                            $    0.07     $    0.19   $    0.32



The fair value of each option grant has been estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997, 1996, and 1995. In calculating compensation cost: risk-free interest rates of 6.12, 6.15, and 5.90 percent, and expected stock price volatility of 70%, an expected life of six years and no dividend payments for 1997, 1996, and 1995, respectively.

Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, and due to the nature and timing of option grants, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

The Company has authorized the issuance of up to 1,012,500 shares of stock to its full-time employees under the ESPP. The Company has sold 67,487 shares and 49,808 shares as of December 28, 1997 and December 29, 1996, respectively, and has sold a total of 168,650 shares through December 28, 1997. The Company sells shares at 85% of the stock's market price, which is either the market price at the beginning or at the end of offering period, whichever is lower.

The Company may grant options for up to 6,862,500 shares under the 1993 Plan. The Company had 1,076,081 shares available for grant at December 28, 1997. Under the 1993 Option Plan, the option exercise price equals the market price on date of grant.

All options previously granted in fiscal 1997 and 1996 under the ACCL Plan have been converted into options of the Company's common stock. Each Acclaim option was converted into .362859 of the Company's options at exercise prices of $0.69 to $1.38. There were approximately 775,000 shares outstanding and 163,000 exercisable at December 28, 1997. All options were granted at a price equal to the fair value of Acclaim stock at the grant date.

All options previously granted in fiscal 1997 under the Jato Plan have been converted into options of the Company's stock. Each Jato option was converted into .458733 of the Company's options at exercise prices of $0.22 to $0.44. There were approximately 486,000 shares outstanding and none of the options were exercisable at December 28, 1997. All options were granted at a price equal to the fair market of Jato stock at the grant date.

The following table presents the aggregate options granted, forfeited, and exercised under the 1985 Plan, 1993 Plan, SFT Plan, the ACCL Plan, and the Jato Plan for the years ended December 28, 1997, December 29, 1996, and December 30, 1995, at their respective weighted average exercise prices.

                                     1997                              1996                             1995
                                 -------------------------------  -------------------------------   -------------------------------
                                                     Wtd. Avg.                     Wtd. Avg. Exer.                    Wtd. Avg.
(SHARES IN THOUSANDS)               Shares          Exer. Price       Shares            Price          Shares        Exer. Price
                                 --------------   -------------------------------  -------------------------------  ---------------
Outstanding beginning of period          4,836      $      6.05            3,342     $      5.06            2,455     $       2.29
Granted:

     Price = Fair Value                  2,552            15.31            1,624            9.56            1,541             7.99

     Price < Fair Value                    672             0.73              566            0.88               57             0.29

Exercised                                 (704)            3.70             (391)           2.47             (489)            0.62

Canceled                                  (418)            7.10             (305)           8.96             (222)            3.33
                                 -------------    -------------   --------------   -------------    -------------   --------------
                                 -------------    -------------   --------------   -------------    -------------   --------------

Outstanding end of year                  6,938      $      9.12            4,836     $      6.05            3,342     $       5.06
                                 -------------    -------------   --------------   -------------    -------------   --------------
                                 -------------    -------------   --------------   -------------    -------------   --------------


Exercisable end of year                  1,948                             1,650                              826
                                 -------------                    --------------                    -------------
                                 -------------                    --------------                    -------------


The following table summarizes information about options outstanding under the 1985, Plan, 1993 Plan, SFT Plan, ACCL Plan and the Jato Plan at December 28, 1997.


(SHARES IN THOUSANDS)
                                              Options Outstanding                             Options Exercisable
                             -------------------------------------------------------  -------------------------------------
                                  Shares
                              Outstanding as    Wtd. Avg. Remaining     Wtd. Avg.      Shares Exercisable     Wtd. Avg.
 Range of Exercise Prices       of 12/31/97      Contractual Life     Exercise Price     as of 12/31/97     Exercise Price
---------------------------  ----------------------------------------------------------------------------------------------
  $      0.17  $      7.17             2,080                  7.63     $       1.75                 1,397     $       1.34

         7.33         9.78             1,716                  7.70             7.94                   395             8.02

        10.00        13.22             1,651                  8.74            10.95                   144            10.87

        13.33        27.17             1,491                  9.67            18.70                    12            15.74
---------------------------  ----------------  --------------------  ---------------  --------------------  ---------------
  $       0.17 $     27.17             6,938                  8.35     $       9.11                 1,948     $       3.49
---------------------------  ----------------  --------------------  ---------------  --------------------  ---------------
---------------------------  ----------------  --------------------  ---------------  --------------------  ---------------


Options for all plans are exercisable in installments at intervals determined by the Board of Directors, not to exceed ten years and one day.

401(K) TAX DEFERRED SAVINGS PLAN. The Company has a 401(k) Tax Deferred Savings Plan (the "401(k) Plan") under which eligible employees may elect to have a portion of their salary deferred and contributed to their accounts under the 401(k) Plan. Under the 401(k) Plan, the Company will contribute at least 1% (and up to a maximum of 3%) of an eligible employee's annual gross salary to the employee's account under the 401(k) Plan. For the fiscal years ended December 28, 1997, December 29, 1996, and December 30, 1995, the Company contributed $490,000, $420,000, and $315,000, respectively, to the 401(k) Plan.


NOTE  9. INCENTIVE PLANS

The Company has reserved 202,500 shares of Common Stock for issuance to employees pursuant to a stock bonus plan to be agreed upon by the Board of Directors. As of December 28, 1997, no shares had been issued.

Beginning in January 1994, the Company implemented an incentive compensation plan. The Company's incentive compensation plan provides for incentive compensation for substantially all employees of the Company based upon the achievement of specified operating and performance results. Incentive compensation totaled $3,739,000, $1,791,000, and $833,000 for 1997, 1996 and
1995, respectively.


NOTE 10. STOCK WARRANTS

The Company has issued warrants to independent sales representatives to purchase up to 95,625 shares of its Common Stock with exercise prices ranging from $1.03 to $9.33 per share. As of December 28, 1997, an aggregate of 45,155 shares have been issued upon exercise of warrants.

In connection with securing a loan from investors in 1992, the Company issued warrants to purchase 456,179 shares of Common Stock with an exercise price of $0.67 per share. The warrants were exercised January 16, 1997, for 433,697 shares, and the balance was surrendered, on a net appreciation basis, in an amount equal to the exercise price.

In connection with the issuance of notes in 1996, warrants were granted by Acclaim to purchase 27,000 shares of Series B convertible preferred stock at $5.00 per share. The warrants became exercisable upon the closing of the Series B convertible preferred stock financing during 1996 and expire in ten years. The fair value of such warrants, aggregating approximately $66,600, was recorded as additional interest expense during 1996. These warrants have been converted into warrants to purchase 21,936 shares of the Company's common stock at $6.16 per share.

In connection with the issuance of notes in 1997, warrants were granted by Acclaim to purchase 331,150 shares of Series C convertible preferred stock at $3.00 per share. The warrants became exercisable upon the closing of the Series C convertible preferred stock financing during 1998 and expire in ten years. The fair value of such warrants, approximately $586,000, was recorded as common stock. The related issuance cost of $585,000 was recorded in other assets and is being amortized to interest expense over the life of the recorded debt. Interest expense includes amortization of these issuance costs totaling $331,000. These warrants have subsequently been converted into warrants to purchase 234,549 shares of the Company's common stock at $6.16 per share.

NOTE 11. PREFERRED STOCK

No shares of Preferred Stock are currently outstanding. The Company's Board of Directors is authorized to issue up to 10,000,000 shares of Preferred Stock.


NOTE 12. RELATED PARTY TRANSACTIONS

During 1997, 1996 and 1995, the Company paid consulting and/or directors' fees of approximately $117,000, $129,600, and $130,000 respectively, to three members of the Board of Directors.

During the third quarter of 1996, in connection with a third-party financing for Maker Communications, Inc. ("Maker"), the Company sold a portion of its minority interest in Maker for an aggregate of approximately $675,000 in cash. This sale was accounted as a one-time gain recorded as "Other Income" in the accompanying Supplemental Consolidated Statements of Income. The Company continues to hold a minority interest in Maker and license certain Maker technology. Other contractual rights and obligations, including the Company's obligation to provide certain loan financing to Maker, were terminated in the transaction. Following the transaction, Maker repaid the Company approximately $2.9 million, the total balance under an outstanding note.


NOTE 13. BUSINESS AND TECHNOLOGY ACQUISITIONS

During December 1996, the Company acquired Silicon Design Experts, Inc. ("SDE"). In connection with the transaction, the Company issued an aggregate of 195,143 shares of its common stock valued at $3,000,000 to SDE's shareholders, and agreed to issue additional shares of Common Stock in the future to SDE's shareholders and employees, with the amount to be contingent upon the extent of sales of products developed by SDE and Level One's stock price. The total purchase price of $3,000,000 was allocated as follows: $500,000 to goodwill, and $2,500,000 for purchased research and development. The purchased research and development of $2,500,000 was expensed. The transaction was accounted for under the purchase method of accounting. Accordingly, SDE's operating results after the date of acquisition are included in the Supplemental Consolidated Statements of Income.

On June 6, 1995, the Company acquired San Francisco Telecom, Inc. ("SFT"). SFT operates as a wholly-owned subsidiary of the Company. In connection with the transaction, the Company issued an aggregate 304,560 shares of its common stock to SFT's shareholders, assumed existing SFT stock options, which will be exercisable for a total of 56,139 shares of Common Stock, and agreed to issue additional shares of Common Stock in the future to SFT's shareholders and employees, with the amount to be contingent upon the extent of sales of products developed by SFT. The transaction was accounted for under the purchase method of accounting. Accordingly, SFT's operating results after the date of the acquisition are included in the Supplemental Consolidated Statements of Income.

NOTE 14. FOUNDRY COMMITMENTS

The Company's current wafer requirements are supplied primarily by six foundries. During 1995, the Company entered into five-year agreements with three of its suppliers for committed foundry capacity in consideration of equipment financing or cash deposits. At December 28, 1997, the Company had provided an aggregate of $20.6 million in capital equipment financing and/or cash deposits to these foundries to obtain committed foundry capacity. During the first quarter of 1998, the Company paid an aggregate $1.3 million in additional deposits as required by its agreements. There are no additional deposits due under the Company's existing foundry agreements. During the first quarter of 1999, the Company received $15.0 million in deposit refunds as part of the foundry capacity agreements.


NOTE 15. SUBSEQUENT EVENTS

On November 28, 1995, the Company initiated a patent infringement suit against Seeq Technologies, Inc. in United States District Court for the Northern District of California. The suit relates to two Level One patents, No. 5,267,269 and No. 5,249,183, and to certain Seeq products used in Ethernet system products. The suit was settled on September 25, 1998. The terms of the settlement are confidential.

On December 30, 1998, the Company amended its Certificate of Incorporation to be reincorporated in the state of Delaware.

                     LEVEL ONE COMMUNICATIONS, INCORPORATED
                SUPPLEMENTAL UNAUDITED CONSOLIDATED BALANCE SHEETS
              As of March 29, 1998, June 28, 1998, September 27, 1998
                             and December 28, 1997

                                                                   March 29,         June 28,       September 27,    December 28,
(IN THOUSANDS)                                                       1998              1998             1998             1997
                                                                ----------------  ---------------  ---------------- ----------------
ASSETS
  Current Assets:
    Cash and cash equivalents                                     $      21,776     $     18,076     $       6,945    $      27,694
    Short-term investments                                              103,164          103,017            88,921          112,560
    Trade accounts receivable, net of allowance for doubtful             32,634           36,042            43,029           30,191
      accounts of $493, $493, $493 and $343 for March 29,
      1998, June 28, 1998, September 27, 1998 and
      December 28, 1998, respectively
    Other receivables                                                     1,100            4,778             3,211            2,473
    Inventories                                                          29,233           24,409            18,963           26,699
    Other current assets                                                  7,101            6,041             5,622            7,108
                                                                ----------------  ---------------  ---------------- ----------------

          Total current assets                                          195,008          192,363           166,691          206,725

   Property and equipment, net                                           37,074           41,059            44,875           34,050

    Long-term investments                                                38,186           49,383            72,829           21,559
    Foundry deposits                                                     16,781           16,781            16,615           14,000
    Other assets                                                          5,597            5,168             4,939            7,428
                                                                ----------------  ---------------  ---------------- ----------------

          Total assets                                            $     292,646     $    304,754     $     305,949    $     283,762
                                                                ----------------  ---------------  ---------------- ----------------
                                                                ----------------  ---------------  ---------------- ----------------

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities:
    Current portion of capital lease obligations                  $       1,211     $      1,211     $       1,223    $       1,211
    Accounts payable                                                     22,469           23,098            19,827           22,890
    Accrued payroll costs                                                 3,979            6,859             7,259            4,719
    Notes payable                                                         7,748           10,798             4,486            5,949
    Deferred revenue                                                      5,935            6,076             3,332            5,171
    Other accrued liabilities                                            10,177            9,616             9,360            8,046
                                                                ----------------  ---------------  ---------------- ----------------

          Total current liabilities                                      51,519           57,658            45,487           47,986

    Convertible subordinated notes                                      115,000          115,000           115,000          115,000
    Capital lease obligations, less current portion                       2,502            2,198             1,889            2,175
    Deferred lease expense                                                  259              218               177              300
                                                                ----------------  ---------------  ---------------- ----------------

          Total liabilities                                             169,280          175,074           162,553          165,461

  Shareholders' Equity:
    Common Stock, no par value                                          104,233          108,427           115,354          102,898
          Authorized - 236,250 shares
          Outstanding - 36,454,  36,459,  37,794 and 36,153
             shares for March 29, 1998, June 28, 1998,
             September 27, 1998 and December 28, 1997,
             respectively
    Unrealized gain on investments                                           19                4               150               18
     Retained earnings                                                   19,114           21,249            27,892           15,385
                                                                ----------------  ---------------  ---------------- ----------------

          Total shareholders' equity                                    123,366          129,680           143,396          118,301
                                                                ----------------  ---------------  ---------------- ----------------

  Total liabilities and shareholders' equity                      $     292,646     $    304,754     $     305,949    $     283,762
                                                                ----------------  ---------------  ---------------- ----------------
                                                                ----------------  ---------------  ---------------- ----------------


        The accompanying notes are an integral part of these supplemental consolidated financial statements.

                     LEVEL ONE COMMUNICATIONS, INCORPORATED
           SUPPLEMENTAL UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
        Three Months Ended March 29, 1998, June 28, 1998, March 30, 1997,
                              and June 29, 1997


(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                               Three Months Ended
                                                ---------------------------------------------------------------------------------
                                                  March 29, 1998       March 30, 1997       June 28, 1998        June 29, 1997
                                                  --------------       --------------       -------------        -------------
Revenues                                          $         56,630     $         30,138     $         60,496     $         32,708
Cost  of revenues                                           23,575               12,900               25,968               14,146
                                                -------------------  -------------------  -------------------  -------------------

          Gross margin                                      33,055               17,238               34,528               18,562

Operating Expenses:
     Research & development                                 12,504                7,568               12,743                8,285
     Sales & marketing                                       9,414                4,604                9,492                5,201
     General & administrative                                4,166                2,113                7,409                2,688
                                                -------------------  -------------------  -------------------  -------------------

          Total operating expenses                          26,084               14,285               29,644               16,174


Operating income                                             6,971                2,953                4,884                2,388


Interest income                                              2,140                  503                2,498                  481
Interest expense                                            (1,705)                (162)              (1,790)                 (13)
Other income                                                    23                   50                  112                   23
                                                -------------------  -------------------  -------------------  -------------------


Income before provision for income taxes                     7,429                3,344                5,704                2,879


Provision for income taxes                                   3,700                1,676                3,569                1,932
                                                -------------------  -------------------  -------------------  -------------------


Net income                                        $          3,729     $          1,668     $          2,135     $            947
                                                -------------------  -------------------  -------------------  -------------------
                                                -------------------  -------------------  -------------------  -------------------


Basic earnings per share                          $           0.10     $           0.05     $           0.06     $           0.03
                                                -------------------  -------------------  -------------------  -------------------
                                                -------------------  -------------------  -------------------  -------------------


Diluted earnings per share                        $           0.10     $           0.05     $           0.05     $           0.03
                                                -------------------  -------------------  -------------------  -------------------
                                                -------------------  -------------------  -------------------  -------------------

       The accompanying notes are an integral part of these supplemental consolidated financial statements.

                     LEVEL ONE COMMUNICATIONS, INCORPORATED
             SUPPLEMENTAL UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
          Three Months Ended and Nine Months Ended; September 27, 1998
                             and September 28, 1997


(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                          Three Months Ended                       Nine Months Ended
                                                ---------------------------------------  --------------------------------------
                                                   September 27,       September 28,       September 27,        September 28,
                                                   -------------       -------------       -------------        -------------
                                                       1998                1997                 1998                1997
                                                       ----                ----                 ----                ----
Revenues                                          $         66,616    $          42,629    $        183,742     $        105,475
Cost of revenues                                            27,543               17,337              77,086               44,383
                                                ------------------- -------------------- -------------------  -------------------

    Gross margin                                            39,073               25,292             106,656               61,092

Operating Expenses:
  Research & development                                    14,850                9,955              40,097               25,808
  Sales & marketing                                          9,982                7,108              28,888               16,913
  General & administrative                                   4,578                3,439              16,153                8,240
                                                ------------------- -------------------- -------------------  -------------------

    Total operating expenses                                29,410               20,502              85,138               50,961

Operating income                                             9,663                4,790              21,518               10,131

Interest income                                              2,579                1,129               7,217                2,113
Interest expense                                            (1,358)                (540)             (4,853)                (715)
Other income                                                    13                   93                 148                  166
                                                ------------------- -------------------- -------------------  -------------------


Income before provision for income taxes                    10,897                5,472              24,030               11,695


Provision for income taxes                                   4,254                2,660              11,523                6,268
                                                ------------------- -------------------- -------------------  -------------------

Net income                                        $          6,643    $           2,812    $         12,507     $          5,427
                                                ------------------- -------------------- -------------------  -------------------
                                                ------------------- -------------------- -------------------  -------------------

Basic earnings per share                          $           0.17    $            0.08    $           0.34     $           0.16
                                                ------------------- -------------------- -------------------  -------------------
                                                ------------------- -------------------- -------------------  -------------------

Diluted earnings per share                        $           0.16    $            0.08    $           0.31     $           0.15
                                                ------------------- -------------------- -------------------  -------------------
                                                ------------------- -------------------- -------------------  -------------------

       The accompanying notes are an integral part of these supplemental consolidated financial statements.

                     LEVEL ONE COMMUNICATIONS, INCORPORATED
          SUPPLEMENTAL UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
     Three Months Ended March 29, 1998 and March 30, 1997, Six Months Ended June 28, 1998 and June 29, 1997 and Nine Months Ended September 27, 1998 and
                               September 28, 1997



(IN THOUSANDS)                                                        Three Months Ended        Six Months Ended
                                                                    ----------------------    ----------------------
                                                                    March 29,    March 30,    June 28,      June 29,
                                                                       1998         1997        1998          1997
                                                                    ---------    ---------    ---------    ---------
Cash flows from operating activities:
  Net income                                                         $  3,729    $   1,668    $   5,864     $  2,615
  Adjustments to reconcile net income to net cash
   provided by operating activities:
      Depreciation and amortization                                     3,669        2,227        6,641        4,688
  Changes in assets and liabilities, net of effect of acquisition
      Trade receivables                                                (2,443)      (1,788)      (5,851)      (2,380)
      Other receivables                                                 1,373            -       (2,305)           -
      Inventories                                                      (2,534)        (221)       2,290       (8,426)
      Deferred income tax (benefit), provision                              -            -        1,015          322
      Other current assets                                                (73)         321          (28)         140
      Accounts payable and accrued liabilities                            971        2,837        3,917        7,553
      Deferred revenue                                                    764          500          905          500
      Deferred lease expense                                              (41)           -          (82)         (68)
                                                                    ---------    ---------    ---------    ---------


  Net cash provided by operating activities                             5,415        5,544       12,366        4,944
                                                                    ---------    ---------    ---------    ---------

Cash flows from investing activities:
  Purchase of short-term investments                                  (19,725)     (19,410)     (32,304)     (30,341)
  Proceeds from sales and maturities of short-term investments         29,122       10,948       41,833       21,719
  Purchase of long-term investments                                   (20,511)      (5,940)     (38,608)      (7,740)
  Proceeds from sales and maturities of long-term investments           3,884        7,170       10,784       10,630
  Purchase of property and equipment                                   (6,361)      (4,733)     (13,039)      (8,996)
  Payments for foundry deposits and other assets                       (1,203)         (31)      (1,051)        (100)
                                                                    ---------    ---------    ---------    ---------

         Net cash  used in investing activities                       (14,794)     (11,996)     (32,385)     (14,828)
                                                                    ---------    ---------    ---------    ---------

Cash flows from financing activities:
  Proceeds from issuance of convertible
   subordinated notes, net of acquisiton costs                              -            -            -            -
  Net activity from issuance of notes                                   1,799            -        4,849            -
  Net activity on debt and capital lease obligations                      327         (294)          23         (572)
  Proceeds from issuance of stock, net of
   repurchases and costs of issuance                                    1,335        1,913        5,529        3,789
                                                                    ---------    ---------    ---------    ---------

         Net cash provided by financing activities                      3,461        1,619       10,401        3,217
                                                                    ---------    ---------    ---------    ---------


(Decrease) increase in cash and cash equivalents                       (5,918)      (4,833)      (9,618)      (6,667)
Cash and cash equivalents at beginning of period                       27,694       23,301       27,694       23,301

                                                                    ---------    ---------    ---------    ---------
Cash and cash equivalents at end of period                          $  21,776    $  18,468    $  18,076    $  16,634
                                                                    ---------    ---------    ---------    ---------
                                                                    ---------    ---------    ---------    ---------

Supplementary disclosure of cash and noncash transactions
      Cash payments for:
        Interest                                                    $   2,770    $      83    $   2,924    $     165
        Income taxes                                                      492          907        5,168          987


(IN THOUSANDS)                                                        Nine Months Ended
                                                                    ----------------------
                                                                    September    September
                                                                     27, 1998     28, 1997
                                                                    ---------    ---------

Cash flows from operating activities:
  Net income                                                         $ 12,507     $  5,427
  Adjustments to reconcile net income to net cash
   provided by operating activities:
      Depreciation and amortization                                    11,006        7,221
  Changes in assets and liabilities, net of effect of acquisition
      Trade receivables                                               (12,838)     (10,640)
      Other receivables                                                  (738)           -
      Inventories                                                       7,736      (14,119)
      Deferred income tax (benefit), provision                          2,001         (486)
      Other current assets                                               (596)        (549)
      Accounts payable and accrued liabilities                            791       15,806
      Deferred revenue                                                 (1,839)       1,323
      Deferred lease expense                                             (123)        (272)
                                                                    ---------    ---------


  Net cash provided by operating activities                            17,907        3,711
                                                                    ---------    ---------

Cash flows from investing activities:
  Purchase of short-term investments                                  (42,366)     (46,795)
  Proceeds from sales and maturities of short-term investments         66,137       35,953
  Purchase of long-term investments                                   (72,157)     (19,024)
  Proceeds from sales and maturities of long-term investments          20,887       20,567
  Purchase of property and equipment                                  (20,961)     (15,287)
  Payments for foundry deposits and other assets                         (915)      (6,099)
                                                                    ---------    ---------

         Net cash  used in investing activities                       (49,375)     (30,685)
                                                                    ---------    ---------

Cash flows from financing activities:
  Proceeds from issuance of convertible
    subordinated notes, net of acquisiton costs                             -       111,880
    Net activity  from issuance of notes                               (1,463)        3,887
    Net activity on debt and capital lease obligations                   (274)         (690)
    Proceeds from issuance of stock, net of
      repurchases and costs of issuance                                12,456         6,634
                                                                    ---------     ---------

         Net cash provided by financing activities                     10,719       121,711
                                                                    ---------     ---------


(Decrease) increase in cash and cash equivalents                      (20,749)      94,737
Cash and cash equivalents at beginning of period                       27,694       23,301

                                                                    ---------    ---------
Cash and cash equivalents at end of period                          $   6,945    $ 118,038
                                                                    ---------    ---------
                                                                    ---------    ---------

Supplementary disclosure of cash and noncash transactions
      Cash payments for:
        Interest                                                    $   5,325    $     236
        Income taxes                                                    5,393        1,029


       The accompanying notes are an integral part of these supplemental consolidated financial statements.

                     LEVEL ONE COMMUNICATIONS, INCORPORATED

             NOTES TO SUPPLEMENTAL FINANCIAL STATEMENTS (UNAUDITED)



NOTE 1. BASIS OF PRESENTATION


The accompanying supplemental unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three, six month and nine month periods ended March 29, 1998 ,June 28, 1998, and September 27, 1998 are not necessarily indicative of the results that may be expected for the year ending December 27, 1998. The information reported in these financial statements should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-K filed with the Securities and Exchange Commission for the year ended December 28, 1997, and subsequent filings with the Securities and Exchange Commission.

All share and per share numbers in this Report have been restated to reflect the effect of stock splits. Additionally, in connection with the stock splits, proportional adjustments were made to the outstanding stock options, warrants and other outstanding obligations of the Company to the shares of common stock.


NOTE 2. COMPREHENSIVE INCOME

On December 29, 1997, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). This statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For the Company, comprehensive income includes net income reported on the income statement and changes in the fair value of its available-for-sale securities reported as a separate component of shareholders' equity. The Company's total comprehensive income for the periods ended March 29, 1998, March 30, 1997, June 28, 1998, June 29, 1997, September 27, 1998 and September 28, 1997 was $3.7 million, $1.6 million, $2.1 million, $1.4 million, $6.8 million and $3.5 million respectively.

NOTE 3.  EARNINGS PER SHARE

The following is a reconciliation of the numerator (income) and denominator (shares) of basic and diluted earnings per share for the periods ending March 29, 1998, March 30, 1997, June 28, 1998, June 29, 1997, September 27, 1998 and
September 28, 1997.


                                                                                               Per Share
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                       Income          Shares           Amount
                                                           --------------- ---------------- ----------------
QUARTER ENDED:
Net income:
    March 27, 1998                                              $   3,729
    March 30, 1997                                                  1,668
    June 28, 1998                                                   2,135
    June 29, 1997                                                     947
    September 27, 1998                                              6,643
    September 28, 1997                                              2,812

BASIC EPS: income available to common shareholders
    March 27, 1998                                              $   3,729           36,230    $        0.10
    March 30, 1997                                                  1,668           33,088             0.05
    June 28, 1998                                                   2,135           36,309             0.06
    June 29, 1997                                                     947           33,755             0.03
    September 27, 1998                                              6,643           37,992             0.17
    September 28, 1997                                              2,812           34,212             0.08

Effect of dilutive options and warrants:
    March 27, 1998                                                      -            2,955
    March 30, 1997                                                      -            1,820
    June 28, 1998                                                       -            3,098
    June 29, 1997                                                       -            1,773
    September 27, 1998                                                  -            2,742
    September 28, 1997                                                  -            2,608

DILUTED EPS: income available to common
  shareholders plus assumed conversions
    March 27, 1998                                           $      3,729           39,185    $        0.10
    March 30, 1997                                                  1,668           34,908             0.05
    June 28, 1998                                                   2,135           39,407             0.05
    June 29, 1997                                                     947           35,528             0.03
    September 27, 1998                                              6,643           40,734             0.16
    September 28, 1997                                              2,812           36,820             0.08


                                                                                               Per Share
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                       Income          Shares           Amount
                                                           --------------- ---------------- ----------------
YEAR-TO-DATE:
Net income:
    September 27, 1998                                        $    12,507
    September 28, 1997                                              5,427

BASIC EPS: income available to common shareholders
    September 27, 1998                                        $    12,507           36,844    $        0.34
    September 28, 1997                                              5,427           33,685             0.16

Effect of dilutive options and warrants:
    September 27, 1998                                                  -            2,932
    September 28, 1997                                                  -            2,067

DILUTED EPS: income available to common
  stockholders plus assumed conversions
    September 27, 1998                                        $    12,507           39,776    $        0.31
    September 28, 1997                                              5,427           35,752             0.15


No conversion is assumed for the convertible subordinated notes issued in 1997 because it would have an antidilutive effect on earnings per share. Options to purchase approximately 354,000, 345,000, 80,000, 136,000, 372,000 and 66,000
shares of common stock for the quarters ending March 29, 1998, March 30, 1997, June 28, 1998, June 29, 1997, September 27, 1998 and September 28, 1997,
respectively, were not included in the computation of diluted earning per share because the options exercise price was greater than the average market price of the common shares, making the shares anti-dilutive.


NOTE 4. INVENTORIES

Inventories are stated at the lower of cost (first in, first out) or market and include materials, labor and manufacturing overhead costs. Inventories consisted of:


(IN THOUSANDS)
                                March 27, 1998      June 28, 1998       September 27, 1998
                               -----------------    ---------------    ---------------------

Raw materials                    $       15,990      $       5,910       $            8,518
Work-in-process                           7,168             10,472                      835
Finished goods                            6,075              8,027                    9,610
                               -----------------    ---------------    ---------------------
                               -----------------    ---------------    ---------------------
     Total inventories           $       29,233      $      24,409       $           18,963
                               -----------------    ---------------    ---------------------
                               -----------------    ---------------    ---------------------

NOTE 5.           PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciation is provided on a straight-line basis over their useful lives. Property and equipment consists of:


(IN THOUSANDS)
                                     March 27, 1998          June 28, 1998          September 27, 1998
                                   --------------------   ---------------------    ---------------------
Machinery and equipment             $           37,658      $           40,811        $          45,792
Furniture and fixtures                          25,601                  28,151                   31,044
Leasehold improvements                           3,686                   4,662                    4,709
                                   --------------------   ---------------------    ---------------------

                                                66,945                  73,624                   81,545

Less-Accumulated depreciation                 (29,871)                (32,565)                 (36,670)
                                   --------------------   ---------------------    ---------------------
                                    $           37,074      $           41,059        $          44,875
                                   --------------------   ---------------------    ---------------------
                                   --------------------   ---------------------    ---------------------


NOTE 6.  SUBSEQUENT EVENTS

On November 24, 1998, the Company completed a business combination with Jato Technologies, Inc. ("Jato") which is a silicon provider of high performance, multi-speed Gigabit Ethernet controller technology. The combination was a stock for stock merger that has been accounted for as a "pooling-of-interests." Accordingly, the Company's historical consolidated financial statements have been restated to include the financial position and results of operations of Jato. As a result of the merger, the outstanding shares of Jato capital stock and options and warrants to purchase Jato capital stock were converted into the right to receive an aggregate of 2,550,000 shares of the Company's common stock.

On July 6, 1998, the Company completed a business combination with Acclaim Communications, Inc. ("Acclaim") which is a provider of Fast Ethernet and Gigabit Ethernet switches and integrated Multi-Service access products. The combination was a stock for stock merger that has been accounted for as a "pooling-of-interests." Accordingly, the Company's historical consolidated financial statements have been restated to include the financial position and results of operations of Acclaim. As a result of the merger, the outstanding shares of Acclaim capital stock and options and warrants to purchase Acclaim capital stock were converted into the right to receive an aggregate of 5,000,000 shares of the Company's common stock.

The Company's acquisition transactions costs incurred in the period ended June 28, 1998 totaled $2.8 million, costs incurred in the period ending December 27, 1998 totaled $.8 million and are included in general and administrative costs in the accompanying consolidated statements of income.

On November 28, 1995, the Company initiated a patent infringement suit against Seeq Technologies, Inc. in United States District Court for the Northern District of California. The suit relates to two Level One patents, No. 5,267,269 and No. 5,249,183, and to certain Seeq products used in Ethernet system products. The suit was settled on September 25, 1998. The terms of the settlement are confidential.

On December 30, 1998, the Company amended its Certificate of Incorporation to be reincorporated in the state of Delaware.

During the first quarter of 1999, the Company received deposit refunds of $15.0 million on its wafer capacity agreements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following information should be read in conjunction with the unaudited interim financial statements and the notes thereto included in Item 5 and in
Item 1 of this Supplement to the Form 8-K, the Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Form 10-K for the period ended December 28, 1997 filed with the Securities and Exchange Commission on March 27, 1998, and any subsequent filings with the Securities and Exchange Commission.

This report contains forward-looking statements that involve risks and uncertainties. The statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements. See "Factors That May Affect Future Results".


RESULTS OF OPERATIONS

REVENUES. Revenues increased 88% to $56.6 million and 85% to $60.5 million and 56% to $66.6 million in the first, second and third quarters of 1998 compared to revenues of $30.1 million, $32.7 million and $42.6 million for the same quarters of 1997. Revenues increased sequentially by 11%, 18% and 30% since the fourth quarter 1997 revenues of $51.1 million. No single customer represented 10% of total revenues during the first quarter, sales to D-link, Inc. represented 11% of total revenues during the second quarter and Flextronics Technologies, Inc. represented 10.5% of total revenues during the third quarter of 1998. No single customer represented 10% of total revenues during any of the first three quarters of 1997. The increased revenues reflect the unit sales growth due to the continued market acceptance of the Company's products in both the networking and transmission markets.

International revenues for the first quarter of 1998 and 1997 were $21.2 million or 37.5% of revenues and $10.8 million or 36.0% of revenues, respectively. For the second quarter of 1998 and 1997 international revenues were $23.2 million or 38% of revenues and $10.8 million or 33% of revenues, respectively. For the third quarter of 1998 and 1997, international revenues were $28.1 million or 42% and $14.4 million or 34%, respectively. All sales are denominated in U.S. dollars, thereby eliminating the impact of foreign currency exchange rate fluctuations on revenues.

GROSS MARGIN. Product gross margin is affected by several factors, including average selling prices, the mix between older and newer products, test equipment utilization, manufacturing yields, timing of cost reductions and the mix between direct and distributor sales. Margins on domestic and international sales are similar. Margins were 58.7% for the third quarter of 1998 versus 59.3% for the third quarter of 1997. Gross product margins for the second quarter of 1998 were
57.1 versus 58.4% for the first quarter of 1998 57.2% and 56.8% for the first and second quarters of 1997, respectively. The gross product margins for the first nine months of 1998 were 58% versus 57.9% for the first nine months of 1997, this increase is due to the impact of cost reductions implemented during the second half of 1997 and the first half of 1998.

RESEARCH AND DEVELOPMENT. Research and development expenses for the first three quarters in 1998 were $12.5 million, $12.7 million and $14.9 million or 22.1%, 21.1% and 22.3% of total revenues. For the same three quarters of 1997 research and development expenses were $7.6 million, $8.3 million and $10.0 million or 25.1%, 25.3% and 23.4% of total revenues. The dollar increase in research and development expense is due to additions to the Company's design engineering staff and related new product design expenses.

SALES AND MARKETING. Sales and marketing expenses were $9.4 million or 16.6%, $9.5 million or 15.7% and $10.0 million and 15.% of revenues for the first, second and third quarters of 1998 respectively. For the same quarters of 1997, sales and marketing expenses were $4.6 million or 15.3%, $5.2 million or 15.9% and $7.1 million or 16.7% of total revenues. The increased expenditures are primarily attributable to the expansion of the Company's sales and marketing staffs and their related costs.

GENERAL AND ADMINISTRATIVE. General and administrative expenses for three quarters of 1998 were $4.2 million or 7.4% and $7.4 million or 12.2% and $4.6 million or 6.9% of revenues. For the same three quarters of 1997, general and administrative expenses were $2.1 million or 7.0%, $2.7 million or 8.2% and $3.4 million or 8.1% of total revenues. During the second and third quarters of 1998 the company incurred one time charges for transaction costs associated with the acquisitions of Acclaim and Jato of $2.8 million and $0.8 million, respectively.

LIQUIDITY AND CAPITAL RESOURCES. The Company's principal sources of liquidity as of March 29, 1998, June 28, 1998, and September 27, 1998 consisted of $124.9 million, $121.1 million and $95.9 million of cash, cash equivalents and short-term investments, respectively. Working capital was $143.5 million at March 29, 1998, $134.7 million at June 28, 1998, $121.2 million at September 27, 1998 and $158.7 million at December 28, 1997. During the first quarter of 1998, the Company generated $5.4 million of cash from operating activities, as compared to $5.5 million in the same period in 1997. During the second quarter of 1998, the Company generated $7.0 million of cash from operating activities, as compared to using $0.6 million in the same period in 1997. During the third quarter of 1998, the Company generated $5.5 million of cash from operating activities, as compared to using $1.2 million for the same period in 1997. In all periods, net cash generated from operations during the period was primarily due to net income before depreciation and amortization expense. Cash was also impacted by the net changes in inventories, accounts receivable, net plant and equipment, and accounts payable. These changes are due primarily to expansion of the Company's business, and do not reflect material changes in the way the Company conducts operations. The Company spent $21.0 million for capital expenditures during the first nine months of 1998 as compared to $15.3 million for the same period in 1997.

Management believes that, in addition to current financial resources, adequate capital resources are available to satisfy the Company's investment and capital programs. Management believes that the Company's cash flow is sufficient to maintain its current operations.


FACTORS THAT MAY AFFECT FUTURE RESULTS

The following factors may have an impact on the Company's business:

MANUFACTURING RISKS. Because we do not manufacture the silicon wafers used for our products, we depend on our wafer suppliers to produce wafers in sufficient quantities to meet customer demand at acceptable yields and at competitive prices. We also depend on wafer suppliers to assemble, test and deliver wafers on time. In 1994 and 1995, our foundries reduced shipments without prior notice to us which resulted in increased costs and delays and required us to transfer the production of some products to a new foundry. Supply agreements with wafer suppliers cannot eliminate this risk since our suppliers may not be able to produce enough wafers to meet increased demand because of their own capacity limitations.

In the semiconductor industry, price competition is intense and product life cycles are short. As a result, the average selling price for our products decreases rapidly as new or competing products are introduced. To compensate, we rely on obtaining yield improvements to reduce manufacturing costs and on introducing new products which incorporate advanced features that result in higher average selling prices. To the extent that we do not successfully develop and timely introduce new products that achieve market acceptance, or to the extent that we do not achieve sufficient cost reductions on existing products to maintain margins, we may be adversely impacted. To be successful, we must identify new product opportunities, stay ahead of the competition so that their products will not render our products obsolete or noncompetitive, and gain market acceptance of our products with target customers. Because of the increasing complexity of our new products, we could experience delays in completing development and introduction of new products that could adversely impact our anticipated market share for new products. We may be adversely affected by a failure in any of these areas.

MANAGEMENT OF GROWTH; DEPENDENCE ON KEY PERSONNEL. In July 1998, we acquired Acclaim Communications, Inc. In late November 1998, we acquired Jato Technologies, Inc. In order to successfully integrate these two newly acquired businesses and successfully manage our existing business, we will need to expand and refine our management and personnel resources. We will also need to significantly increase our development, testing, quality control, marketing, logistics and service capabilities. If we do not effectively expand and deploy our resources to meet these needs, our business may be adversely impacted.

INTELLECTUAL PROPERTY. In the semiconductor industry, competitors often assert intellectual property infringement claims against one another. The success of our business depends on our ability to successfully defend our intellectual property. This litigation may have a material impact on our financial condition regardless of whether or not we are successful. There is no assurance that we will be successful in defending or asserting our intellectual property rights.

SEMICONDUCTOR INDUSTRY. If we produce excess or insufficient product inventories because we do not accurately anticipate customer demand, our revenues and earnings could be materially adversely impacted. This may happen for three reasons: First, some of our customers place orders with long lead-times, which may be canceled or rescheduled without significant penalty. Second, our inventory risk increases during periods of strong demand and/or restricted semiconductor capacity because, based on our past experience, customers often over-order to assure adequate supply and then may cancel or postpone orders without notice or significant penalty if other product becomes available. Third, component shortages from our customers' suppliers could cause our customers to cancel or delay plans to incorporate our products into the design of target products, resulting in the cancellation or delay of orders for our products.


INCREASED LEVERAGE. We incurred approximately $115 million in additional debt as a result of our issuance of 4% Convertible Subordinated Notes due 2004 in September 1997. Our ratio of long-term debt to total capitalization was 44.9% at September 27, 1998 compared to 52.2% at September 28, 1997. This increased leverage has increased our interest expense substantially. This increased leverage could adversely affect our ability to obtain additional financing for working capital, acquisitions or other purposes and could make us more vulnerable to economic downturns and competitive pressures. This increased leverage could also affect our liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements and, in the event of a cash shortfall, we could be forced to reduce other expenditures and/or forego potential acquisitions to be able to meet such requirements.


YEAR 2000 COMPLIANCE. We are currently in the process of determining whether there are any critical areas in our business that are not Year 2000 compliant. We have begun a comprehensive project to prepare our computer systems for the Year 2000. We presently estimate that the total cost of addressing our Year 2000 problems will be approximately $100,000, of which approximately 5% has been expended to date. This cost estimate was derived utilizing numerous assumptions, including the assumption that we have already identified our most significant Year 2000 problems and that the assessment, remediation and contingency plans of our third party suppliers will be fulfilled in a timely manner without significant additional cost to us. We believe that there is a remote possibility of an adverse impact on our business due to problems with our internal systems or products. Our products have no date specific functions or date dependencies and will operate according to published specifications through the Year 2000 and dates into the 21st century. As part of our Year 2000 assessment, we are contacting key suppliers of products and services to determine whether such suppliers' operations, products and services are Year 2000 capable and/or to monitor their progress toward Year 2000 compliance. If our suppliers are not Year 2000 compliant, we could experience manufacturing interruptions or shutdowns, decreased yields, quality inconsistencies, delayed or inaccurate product testing, delivery delays, or service interruptions. It is possible that one or more of these problems could have a material adverse effect on our business, financial condition, or results of operations. There is also a risk because we have not yet fully developed Year 2000 contingency plans to address any failure of our Year 2000 assessment to identify and remediate significant Year 2000 risks to our business operations. Development of contingency plans is in progress and will continue during calendar year 1999. Such plans could include accelerating replacement of affected equipment or software, using back-up equipment and software, developing temporary manual procedures to compensate for system deficiencies, and identifying Year 2000 capable suppliers and service providers. There can be no assurance that any such contingency plans would adequately address the Year 2000 problem. The failure to develop a successful contingency plan could result in significant delays and inefficiency in our business which could have a material adverse effect on our business, financial condition and results of operations.

PART II - OTHER INFORMATION


ITEM 1.  LEGAL PROCEEDINGS

On November 28, 1995, the Company initiated a patent infringement suit against Seeq Technologies, Inc. in United States District Court for the Northern District of California. The suit relates to two Level One patents, No. 5,267,269 and No. 5,249,183, and to certain Seeq products used in Ethernet system products. The suit was settled on September 25, 1998. The terms of the settlement are confidential.

There are no other material pending legal proceedings, other than routine litigation incidental to the Company's business, to which the Company is a party or of which any of its property is the subject.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: February 2, 1999                 LEVEL ONE COMMUNICATIONS,
                                           INCORPORATED



                                           -----------------------------------
                                           John Kehoe
                                           Senior Vice President and
                                           Chief Financial Officer